Exhibit 99

CACI Appoints Kenneth Asbury President and

Chief Executive Officer

Asbury Brings Strategic Leadership and Business Development Strengths

for CACI’s Continued Growth and Operational Excellence

Arlington, Va., February 20, 2013 – CACI International Inc (NYSE: CACI) appointed Kenneth Asbury as the company’s President and Chief Executive Officer effective today. Asbury has proven industry leadership in strategy and business development, including more than 27 years leading highly successful systems and services expansion and program delivery at Lockheed Martin.

Asbury comes to CACI with a long and successful tenure at Lockheed Martin, where he oversaw the company’s Technical Operations, Mission Services, and Civil businesses, building an impressive track record of delivering superior enterprise growth, customer value, and employee engagement. When he was President of the Civil Business Group, his unit saw $3.7 billion in sales in 2009 and more than $6 billion in new contract orders. While at Mission Services, Asbury delivered double-digit sales and achieved a 75 percent new business win rate. After leaving Lockheed, he joined ASRC Federal, where as President and Chief Executive Officer, he was responsible for setting the strategic direction of the company’s Federal enterprise and driving growth and development for all of its subsidiaries.

“CACI’s track record of growth and performance is second to none, and I look forward to taking on the opportunity for continued growth over the long term,” said Asbury. “In the government systems and services market, nothing is more important than the clients we serve – particularly when it comes to supporting national priorities and national security. CACI has a client-focused culture. Its people have a deep understanding of their clients’ critical missions, and deliver value and operational excellence. They are our best asset.”

“The CACI Board of Directors looks forward to working closely with Ken as we move forward in these times of opportunity as well as challenge. CACI has a long history excellence in developing and delivering new business programs, and Ken is the individual to carry on this fine legacy,” said Dr. J.P. (Jack) London, Executive Chairman and Chairman of the Board, “The Board has known Ken for some time, and he is the right choice to lead CACI going forward. He has the ideal blend of industry expertise and leadership experience to help drive our business goals regardless of the market conditions. We welcome him to the CACI team.”

Today’s announcement underscores the company’s relentless focus on new business pursuits, operational excellence, and high quality service for its clients. To that end, the company announced an organizational restructuring, with CACI’s corporate business development organization reporting directly to Mr. Asbury as President and CEO.

The Board thanked Daniel Allen for his service. Allen had been with CACI since March 2011. He will be departing the company to pursue personal interests.

The company reconfirmed that its earnings guidance for FY13 (ending June 30), remained unchanged and its views for the opportunities in FY14 remain unchanged. The company further noted that its senior management was currently engaged in the development of its next fiscal year’s plans.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian clients. A member of the Fortune 1000 Largest Companies and the Russell 2000 Index, CACI provides dynamic careers for approximately 15,500 employees working in over 120 offices worldwide.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

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Corporate Communications and Media:	Investor Relations:
Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com

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